Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-275898

Pricing Supplement

Dated March 27, 2024
To the Index Supplement No. SOL-1 dated March 6, 2024, and the Product Prospectus Supplement No. CCBN-2, the Prospectus Supplement and the Prospectus, Each Dated December 20, 2023
$368,000 Auto-Callable Contingent Coupon Barrier Notes Linked to the Solactive Equal Weight U.S. Semi Conductor Select AR Index, Due October 1, 2026 Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Contingent Coupon Barrier Notes (the “Notes”) linked to the Solactive Equal Weight U.S. Semi Conductor Select AR Index (the “Reference Asset”). The Notes are our senior unsecured obligations, will pay a monthly Contingent Coupon at the rate and under the circumstances specified below, and will have the terms described in the documents described above, as supplemented or modified by this pricing supplement.
Reference Asset	Initial Level	Coupon Barrier and Trigger Level*
Solactive Equal Weight U.S. Semi Conductor Select AR Index (“SOUSESCA”)	22,918.28	16,042.80, which is 70% of the Initial Level
*Rounded to two decimal places.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement, and “Risk Factors” beginning on page IS-3 of the index supplement no. SOL-1 dated March 6, 2024, and on page PS-3 of the product prospectus supplement and page S-3 of the prospectus supplement, each dated December 20, 2023.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Stock Exchange Listing:	None
Trade Date:	March 27, 2024	Principal Amount:	$1,000 per Note
Issue Date:	April 2, 2024	Maturity Date:	October 1, 2026
Coupon Observation Dates:	Monthly, as set forth below.	Coupon Payment Dates:	Monthly, as set forth below.
Valuation Date:	September 28, 2026	Contingent Coupon Rate:	12.50% per annum
Initial Level:	The closing level of the Reference Asset on the Trade Date, as set forth above.
Final Level:	The closing level of the Reference Asset on the Valuation Date.
Contingent Coupon:
Unless the Notes are previously called, if the closing level of the Reference Asset is greater than or equal to the Coupon Barrier on the applicable Coupon Observation Date, we will pay the Contingent Coupon on the applicable Coupon Payment Date. You may not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity (if held to maturity):
If the Notes are not previously called, we will pay you at maturity, in addition to any Contingent Coupon due on the Maturity Date, an amount in cash based on the Final Level of the Reference Asset.
•          If the Final Level is greater than or equal to the Trigger Level, $1,000.
•          If the Final Level is less than the Trigger Level, then the investor will receive at maturity, for each $1,000 in principal amount of the Notes, a cash payment equal to:
$1,000 + ($1,000 x Percentage Change)
Investors could lose some or all of the principal amount if the Final Level is less than the Trigger Level.

Automatic Call Feature:
If the closing level of the Reference Asset is greater than or equal to the Initial Level beginning on September 27, 2024 and on any quarterly Call Observation Date thereafter, the Notes will be automatically called for 100% of their principal amount, plus the Contingent Coupon applicable to the corresponding Coupon Observation Date. For the avoidance of doubt, if the Notes are called prior to maturity, we will pay you for each $1,000 in principal amount of the Notes the Contingent Coupon otherwise on the applicable Payment Date and you will not receive any Contingent Coupons after that payment.

CUSIP:	78017FKX0

	Per Note	Total
Price to public (1)	100.00%	$368,000
Underwriting discounts and commissions (1)	0%	$0
Proceeds to Royal Bank of Canada	100.00%	$368,000
(1) RBC Capital Markets, LLC ("RBCCM"), acting as our agent, will not receive a commission in connection with its sale of the Notes. RBCCM or one of its affiliates may pay a referral fee to a broker-dealer that is not affiliated with us in an amount of up to 0.80% of the principal amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date was $979.20 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (the “Bank”)
Underwriter:	RBC Capital Markets, LLC
Reference Asset:
Solactive Equal Weight U.S. Semi Conductor Select AR Index (Bloomberg L.P. symbol "SOUSESCA Index")
The Reference Asset is designed to measure the performance of the Solactive Equal Weight U.S. Semi Conductor Select GTR Index (the "Underlying Index"), less an adjustment factor of 2.0% per annum (the "Adjustment Factor"), calculated daily and deducted on each index calculation day. The Underlying Index is an equally-weighted equity index, rebalanced on a quarterly basis, consisting of a fixed set of nine equity securities from the U.S. stock market and is intended to represent a "semi conductor" investment theme as defined by Solactive AG (the "Index Sponsor"). The Underlying Index is calculated on a gross total return basis, which means that dividends paid on the constituents of the Underlying Index (the "Underlying Index Constituents") are reinvested in the Underlying Index. Although the Underlying Index is a gross total return index, the Adjustment Factor will counteract some or all of the positive benefit of dividends paid on the Underlying Index Constituents.
Please see the section below, "Information About the Reference Asset," for additional information.

Trade Date:	March 27, 2024
Issue Date:	April 2, 2024
Valuation Date:	September 28, 2026
Maturity Date:	October 1, 2026
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Contingent Coupon:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears, on each Coupon Payment Date, under the conditions described below:
•        If, on the applicable Coupon Observation Date, the closing level of the Reference Asset is greater than or equal to the Coupon Barrier, we will pay the Contingent Coupon applicable to that Coupon Observation Date.
•        If, on the applicable Coupon Observation Date, the closing level of the Reference Asset is less than the Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date.
You may not receive a Contingent Coupon for one or more monthly periods during the term of the Notes.

Contingent Coupon Rate:	12.50% per annum (approximately 1.0417% per month).
Coupon Observation Dates, Coupon Payment Dates and Call Observation Dates:	The Coupon Observation Dates and Coupon Payment Dates will occur monthly, and the Call Observation Dates will occur quarterly, as set forth in the table below:
	Coupon Observation Dates:	Coupon Payment Dates:
	April 29, 2024	May 2, 2024
	May 27, 2024	May 30, 2024
	June 27, 2024	July 2, 2024
	July 29, 2024	August 1, 2024
	August 27, 2024	August 30, 2024
	September 27, 2024(1)	October 2, 2024(2)
	October 28, 2024	October 31, 2024
	November 27, 2024	December 3, 2024

PS-2	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Royal Bank of Canada
December 27, 2024(1)	January 2, 2025(2)
January 27, 2025	January 30, 2025
February 27, 2025	March 4, 2025
March 27, 2025(1)	April 1, 2025(2)
April 28, 2025	May 1, 2025
May 27, 2025	May 30, 2025
June 27, 2025(1)	July 2, 2025(2)
July 28, 2025	July 31, 2025
August 27, 2025	September 2, 2025
September 29, 2025(1)	October 2, 2025(2)
October 27, 2025	October 30, 2025
November 27, 2025	December 2, 2025
December 29, 2025(1)	January 2, 2026(2)
January 27, 2026	January 30, 2026
February 27, 2026	March 4, 2026
March 27, 2026(1)	April 1, 2026(2)
April 27, 2026	April 30, 2026
May 27, 2026	June 1, 2026
June 29, 2026(1)	July 2, 2026(2)
July 27, 2026	July 30, 2026
August 27, 2026	September 1, 2026
September 28, 2026 (Valuation Date)	October 1, 2026 (Maturity Date)
(1) This Coupon Observation Date is also a Call Observation Date. (2) This Payment Date is also a Call Payment Date.
Record Dates:
The record date for each Coupon Payment Date will be one business day prior to that scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon a call will be payable to the person to whom the payment at maturity or upon the call, as the case may be, will be payable.

Automatic Call Feature:
If, beginning on September 27, 2024 and on any quarterly Call Observation Date thereafter, the closing level of the Reference Asset is greater than or equal to the Initial Level, then the Notes will be automatically called.

Call Settlement Dates:	If the Notes are called on any quarterly Call Observation Date on or after September 27, 2024, the Call Settlement Date will be the Coupon Payment Date corresponding to that Call Observation Date.
Payment if Called:
If the Notes are automatically called, then, on the applicable Coupon Payment Date, for each $1,000 in principal amount of the Notes, you will receive $1,000 plus the Contingent Coupon otherwise due on that Coupon Payment Date.

Initial Level:	The closing level of the Reference Asset on the Trade Date, as set forth on the cover page of this document.
Final Level:	The closing level of the Reference Asset on the Valuation Date.
Call Level:	100% of the Initial Level.
Coupon Barrier and Trigger Level:	70% of the Initial Level, as set forth on the cover page of this document.
Payment at Maturity (if not previously called and held to maturity):	If the Notes are not previously called, we will pay you at maturity an amount in cash based on the Final Level.

PS-3	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Royal Bank of Canada

•      If the Final Level is greater than or equal to the Trigger Level, you will receive, for each $1,000 in principal amount of the Notes, a cash payment equal to $1,000, plus the Contingent Coupon otherwise payable on the Maturity Date
•        If the Final Level is less than the Trigger Level, you will receive, for each $1,000 in principal amount of the Notes, a cash payment equal to:
$1,000 + ($1,000 x Percentage Change)
In this case, the amount in cash that you receive, if any, will be less than your principal amount of the Notes, resulting in a loss of your principal investment that is proportionate to the decline in the Reference Asset from the Trade Date to the Valuation Date. Investors in the Notes could lose some or all of the principal amount if the Final Level is less than the Trigger Level.

Percentage Change:
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the Reference Asset for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion (including the opinion of Ashurst LLP, our special U.S. tax counsel) in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” in this section and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, as modified by this pricing supplement.

PS-4	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Royal Bank of Canada
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the index supplement no. SOL-1 dated March 6, 2024 and by the prospectus supplement dated December 20, 2023 and the product prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the index supplement dated March 6, 2024, and in the prospectus supplement and in the product prospectus supplement, each dated December 20, 2023, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm
Prospectus Supplement dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm
Product Prospectus Supplement No. CCBN-2 dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123058552/ef20016903_424b5.htm
Index Supplement No. SOL-1 dated March 6, 2024:
https://www.sec.gov/Archives/edgar/data/1000275/000114036124011669/ef20023074_424b2.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

PS-5	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Royal Bank of Canada
HYPOTHETICAL EXAMPLES
The table set out below is included for illustration purposes only. The table illustrates the Payment at Maturity of the Notes (including the final Contingent Coupon, if payable) for a hypothetical range of performance for the Reference Asset, assuming the following terms and that the Notes are not automatically called prior to maturity:
Hypothetical Initial Level:	100.00*
Hypothetical Coupon Barrier and Trigger Level:	70% of the hypothetical Initial Level
Contingent Coupon Rate:	12.50% per annum (or approximately 1.0417% per month)
Contingent Coupon Amount:	Approximately $10.417 per month
Coupon Observation Dates:	Monthly
Principal Amount:	$1,000 per Note
* The hypothetical Initial Level of 100.00 used in the examples below has been chosen for illustrative purposes only and is not the actual Initial Level. The actual Initial Level is set forth on the cover page of this pricing supplement.
Hypothetical Final Levels are shown in the first column on the left. The second column shows the Payment at Maturity for a range of Final Levels. The third column shows the amount of cash to be paid on the Notes per $1,000 in principal amount of the Notes. If the Notes are called prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Coupon Payment Date, for each $1,000 in principal amount of the Notes, $1,000 plus the Contingent Coupon otherwise due on the Notes.

Hypothetical Final Level	Payment at Maturity as Percentage of Principal Amount*	Cash Payment Amount per $1,000 in Principal Amount*
140.00	101.0417%	$1,010.417
130.00	101.0417%	$1,010.417
120.00	101.0417%	$1,010.417
110.00	101.0417%	$1,010.417
100.00	101.0417%	$1,010.417
90.00	101.0417%	$1,010.417
80.00	101.0417%	$1,010.417
70.00	101.0417%	$1,010.417
69.99	69.99%	$699.90
60.00	60.00%	$600.00
50.00	50.00%	$500.00
40.00	40.00%	$400.00
30.00	30.00%	$300.00
20.00	20.00%	$200.00
10.00	10.00%	$100.00
0.00	0.00%	$0.00
* Including the final Contingent Coupon, if payable.

PS-6	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Royal Bank of Canada
Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated, assuming the Notes have not been called.
Example 1: The level of the Reference Asset increases by 25% from the Initial Level to a Final Level of 125.00. Because the Final Level is greater than the Trigger Level and Coupon Barrier, the investor receives at maturity, in addition to the final Contingent Coupon otherwise due on the Notes, a cash payment of $1,000 per Note, despite the 25% appreciation in the level of the Reference Asset.
Example 2: The level of the Reference Asset decreases by 10% from the Initial Level to a Final Level of 90.00. Because the Final Level is greater than the Trigger Level and Coupon Barrier, the investor receives at maturity, in addition to the final Contingent Coupon otherwise due on the Notes, a cash payment of $1,000 per Note, despite the 10% decline in the level of the Reference Asset.
Example 3: The level of the Reference Asset decreases by 50% from the Initial Level to a Final Level of 50.00. Because the Final Level is less than the Trigger Level and Coupon Barrier, the final Contingent Coupon will not be payable on the Maturity Date, and we will pay only $500 for each $1,000 in principal amount of the Notes, calculated as follows:
Principal Amount + (Principal Amount x Percentage Change)
= $1,000 + ($1,000 x -50%) = $1,000 - $500 = $500
* * *
The Payments at Maturity shown above are entirely hypothetical; they are based on levels of the Reference Asset that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the securities included in the Reference Asset.

PS-7	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Royal Bank of Canada
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement and in the index supplement. In addition to the risks described in the prospectus supplement, the product prospectus supplement and the index supplement, you should consider the following:
Risks Relating to the Structure and Terms of the Notes
•
You May Receive Less than the Principal Amount at Maturity — Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the level of the Reference Asset between the Trade Date and the Valuation Date. If the Notes are not automatically called and the Final Level is less than the Trigger Level, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing level of the Reference Asset from the Trade Date to the Valuation Date. Any Contingent Coupons received on the Notes prior to the Maturity Date may not be sufficient to compensate for any such loss.

•
The Notes Are Subject to an Automatic Call — If, on any Call Observation Date beginning in September 2024, the closing level of the Reference Asset is greater than or equal to the Initial Level, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Coupon Payment Date, for each $1,000 in principal amount of the Notes, you will receive $1,000 plus the Contingent Coupon otherwise due on the applicable Coupon Payment Date. You will not receive any Contingent Coupons after that payment. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
You May Not Receive Any Contingent Coupons — We will not necessarily make any coupon payments on the Notes. If the closing level of the Reference Asset on a Coupon Observation Date is less than the Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the closing level of the Reference Asset is less than the Coupon Barrier on each of the Coupon Observation Dates and on the Valuation Date, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon may coincide with a period of greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon on the Maturity Date, you will also incur a loss of principal, because the Final Level will be less than the Trigger Level.

•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Reference Asset. In addition, the total return on the Notes will vary based on the number of Coupon Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call. Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment in respect of any Coupon Observation Dates after the applicable Coupon Payment Date. Since the Notes could be called as early as September 2024, the return on the Notes could be limited. If the Notes are not called, you may be subject to the full downside performance of the Reference Asset even though your potential return is limited to the Contingent Coupon Rate. As a result, the return on an investment in the Notes could be less than the return on a direct investment in securities included in the Reference Asset.

•
Your Return on the Notes May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of any Contingent Coupons, if payable, and the amount due on any relevant payment date is dependent upon our ability to repay our obligations on the applicable payment dates. This will be the case even if the level of

PS-8	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Royal Bank of Canada
the Reference Asset increases after the Trade Date. No assurance can be given as to what our financial condition will be at any time during the term of the Notes.
Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the level of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the referral fee and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the referral fee or our hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes that Is Set Forth on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Asset that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Reference Asset, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with companies included in the Reference Asset,

PS-9	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Royal Bank of Canada
including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Any of these activities by us or one or more of our affiliates may affect the level of the Reference Asset, and, therefore, the market value of the Notes.

•
We May Issue Research that Is Inconsistent with an Investment in the Notes — We or our affiliates may issue research reports on securities that are, or may become, components of the Reference Asset. We may also publish research from time to time on financial markets and other matters that may influence the level of the Reference Asset or the value of the Notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Notes or with the investment view implicit in the Notes or the Reference Asset. You should make your own independent investigation of the merits of investing in the Notes and the Reference Asset.

Risks Relating to the Reference Asset
•
The Reference Asset Has a Limited Operating History and May Perform in Unanticipated Ways — The Reference Asset was launched on November 16, 2023 (the "Launch Date"). As a result, the Reference Asset has a very limited operating history. Because the Reference Asset is of recent origin and limited actual historical performance data exists with respect to it, your investment in the Notes may involve a greater risk than investing in securities linked to an index with a more established record of performance.

The hypothetical back-tested performance data of the Reference Asset provided in this document refers to simulated performance data created by applying the Reference Asset's calculation methodology to historical prices of the applicable equity securities. Such simulated performance data has been produced by the retroactive application of a back-tested methodology in hindsight. Hypothetical back-tested results are neither an indicator nor a guarantor of future results.
•
The Reference Asset Is Subject to an Adjustment Factor That Will Adversely Affect the Reference Asset  Performance — The Reference Asset includes an adjustment factor of 2.0% per annum (the "Adjustment Factor"), calculated daily and deducted on each index calculation day. The level of the Reference Asset tracks the performance of the Solactive Equal Weight U.S. Semi Conductor Select GTR Index (the "Underlying Index"), which is an equal weighted index, calculated on a gross total return basis, comprised of a fixed set of nine equity securities from the U.S. stock market (the "Underlying Index Constituents"), as set forth in "The Reference Asset" below. Because no fee is deducted from the Underlying Index, the Reference Asset will underperform the Underlying Index in all cases and the level of the Reference Asset may decline even if the level of the Underlying Index increases.

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Any Potential Benefit From the Gross Total Return Feature of the Underlying Index Will Be Reduced by the Adjustment Factor Applied to the Reference Asset — The Reference Asset is comprised exclusively of the Underlying Index. Although the Underlying Index is a gross total return index, which means that dividends paid on the Underlying Index Constituents are reinvested in the Underlying Index, the Adjustment Factor will reduce any positive benefit from dividends paid on the Underlying Index Constituents. This fee will accrue daily and will be deducted on each index calculation day, regardless of whether any dividends are paid on the Underlying Index Constituents.

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Dividends and Distributions of the Underlying Index Constituents May Vary When Compared to Historical Levels — The Reference Asset tracks the gross total return performance of the Underlying Index less the Adjustment Factor. The level of the Reference Asset may be affected by the ability of issuers of the Underlying Index Constituents to declare and pay dividends or make distributions in respect of their equity securities. Historical levels of dividends and distributions paid in respect of the Underlying Index Constituents are not indicative of future payments, which payments are uncertain and depend upon various factors, including, without limitation, the financial position, earnings ratio and cash requirements of the applicable issuer and the state of financial markets in general. It is not possible to predict if dividends or distributions paid in respect of the Underlying Index Constituents will increase, decrease or remain the same over the term of the Notes.

PS-10	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Royal Bank of Canada
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The Underlying Index Constituents Are Not Expected to Change During the Term of the Notes, and Are Limited in Number — Unlike the constituents of many equity indices, the Underlying Index Constituents are not expected to change over the term of the Notes, unless certain types of reorganization events occur, such as if an Underlying Index Constituent is merged into another company. Accordingly, you should only invest in the Notes if you are willing to make an investment linked to the current Underlying Index Constituents, as set forth in "The Reference Asset" below.

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There Is No Guarantee That the Index Methodology Will Be Successful — The Underlying Index is comprised of equity securities exclusively selected by Solactive A.G. (the "Index Sponsor") based on a specific investment theme. There is no guarantee that the Index Sponsor will successfully select companies that will benefit from the investment theme chosen by the Index Sponsor or that the Reference Asset will outperform any other indices or strategies that attempt to achieve a similar goal using other criteria. The Reference Asset may outperform or underperform some or all of the securities of its targeted theme. Accordingly, the investment strategy represented by the Reference Asset may not be successful, and your investment in the Notes may not earn a positive return or you may suffer a loss.

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An Investment in the Notes Is Subject to Risks Associated with a Specific Economic Industry — The equity securities comprising the Underlying Index are issued by companies engaged in a specific industry of the economy. Because the Reference Asset is linked to the performance of the Underlying Index, an investment in the Notes is subject to the risks associated with a specific economic industry. As a result, an investment in the Notes may be more risky than a security linked to a more diversified set of securities.

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Even Though the Reference Asset and the Underlying Index Include "U.S." In Their Respective Names, an Investment in Notes Is Subject to Risks Relating to Non-U.S. Securities Markets.— Because one security included in the Reference Asset is an American depositary share whose underlying shares were issued by a non-U.S. issuer and traded outside of the U.S., an investment in the Notes linked to the Solactive Equal Weight U.S. Semi Conductor Select AR Index involves particular risks. For example, the relevant non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets.

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Owning the Notes Is Not the Same as Owning the Underlying Index Constituents — The return on your Notes is unlikely to reflect the return you would realize if you actually owned the Underlying Index Constituents. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Underlying Index Constituents may have. Furthermore, the Underlying Index Constituents, and thereby the Reference Asset, may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

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The Payments on the Notes Are Subject to Market Disruption Events and Adjustments — The payment at maturity, and on each Coupon Observation Date, Call Observation Date and on the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.

PS-11	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Royal Bank of Canada
THE REFERENCE ASSET
All disclosures contained in this document regarding the Reference Asset and the Underlying Index, including, without limitation, their make-up, method of calculation, and changes in composition, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the Index Sponsor. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Reference Asset and/or the Underlying Index. The consequences of the Index Sponsor discontinuing publication of the Reference Asset or the Underlying Index are discussed in the section of the accompanying product prospectus supplement entitled “General Terms of the Notes—Unavailability of the Level of a Reference Asset.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of the Reference Asset or the Underlying Index, or any successor index to either of them.
Solactive Equal Weight U.S. Semi Conductor Select AR Index
The Solactive Equal Weight U.S. Semi Conductor Select AR Index (the "Reference Asset") is an equity index that seeks to track the gross total return performance of the Solactive Equal Weight U.S. Semi Conductor Select GTR Index (the "Underlying Index"), subject to an adjustment factor of 2.0% per annum (the "Adjustment Factor"), calculated daily and deducted on each index calculation day.
The Reference Asset (Bloomberg L.P. symbol “SOUSESCA Index”) was first calculated on November 16, 2023, with a base value of 1,000.00 as of the base date of December 31, 2012.
The Reference Asset is comprised exclusively of the Underlying Index, which is an equally-weighted equity index, rebalanced based on the target weightings on a quarterly basis, consisting of nine fixed equity securities from the U.S. stock market, and is intended to represent a "semi conductor" investment theme as defined by the Index Sponsor. The Underlying Index is comprised of the nine equity securities listed below:
Security Issuer	Security Type	Symbol	Exchange	Target Weighting
Advanced Micro Devices, Inc.	common stock	AMD	Nasdaq	11.11%
Applied Materials, Inc.	common stock	AMAT	Nasdaq	11.11%
Broadcom Inc.	common stock	AVGO	Nasdaq	11.11%
Intel Corporation	common stock	INTC	Nasdaq	11.11%
Micron Technology, Inc.	common stock	MU	Nasdaq	11.11%
NVIDIA Corporation	common stock	NVDA	Nasdaq	11.11%
QUALCOMM Incorporated	common stock	QCOM	Nasdaq	11.11%
Taiwan Semiconductor Manufacturing Company Limited	American depositary shares	TSM	NYSE	11.11%
Texas Instruments Incorporated	common stock	TXN	Nasdaq	11.11%
For more details on the Reference Asset and the Underlying Index, including information on the Index Sponsor and a discussion of the impact of the Adjustment Factor on the calculation of the Reference Asset, see "The Indices — Solactive Equal Weight U.S. Semi Conductor Select AR Index" in the accompanying index supplement.
LICENSE AGREEMENT AND DISCLAIMER
All information contained in this pricing supplement regarding the Reference Asset and the Underlying Index, including, without limitation, the make-up, performance, method of calculation and changes in their constituents, has been derived from publicly available sources without independent verification. Such information reflects the policies of and is subject to change by the Index Sponsor. The Bank makes no representation or warranty as to the accuracy or completeness of such information. The Index Sponsor independently calculates, maintains and publishes the Reference Asset and Underlying Index. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Reference Asset or the Underlying Index. The Index Sponsor has no obligation relating to the Notes or amounts to be paid to an investor, including any obligation to take the needs of the Bank, the Bank's affiliates, or the beneficial owners of the Notes into consideration for any reason. The Index Sponsor will not receive any of the proceeds of the offering of the Notes, is not

PS-12	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Royal Bank of Canada
responsible for and has not participated in, the offering of the Notes nor is it responsible for, nor will it participate in, the determination or calculation of the amount receivable by beneficial owners of the Notes. The Index Sponsor makes no representation or warranty, express or implied, regarding the advisability of investing in securities generally or the Notes in particular. Neither the Index Sponsor nor any of its affiliates are involved in the operation or distribution of the Notes and neither the Index Sponsor nor its affiliates shall have any liability for operation or distribution of the Notes or the failure of the Notes to achieve their investment objective.
The Index Sponsor is not related to the Bank or the Bank's affiliates. The Index Sponsor and the Bank have entered into a license agreement providing the Bank, in exchange for a fee, with the right to use the Reference Asset in connection with the Notes. The Index Sponsor does not guarantee the accuracy or completeness of the Reference Asset or the Underlying Index, any data included therein, or any data from which it is derived, and the Index Sponsor has no liability for any errors, omissions, or interruptions therein. The Index Sponsor does not make any warranty, express or implied, as to results to be obtained from use of information provided by the Index Sponsor in respect of the Reference Asset or the Underlying Index and the Index Sponsor expressly disclaims all warranties of suitability with respect thereto.
The Reference Asset and the Underlying Index are calculated by the Index Sponsor. The Notes are not sponsored, promoted, sold or supported in any other manner by the Index Sponsor nor does the Index Sponsor offer any express or implicit guarantee or assurance either with regard to the results of using the Reference Asset and/or Reference Asset trade mark or the Initial Level at any time or in any other respect. The Reference Asset and the Underlying Index are calculated and published by the Index Sponsor. The Index Sponsor uses its best efforts to ensure that the Reference Asset and the Underlying Index are calculated correctly. Irrespective of its obligations towards the Bank, the Index Sponsor has no obligation to point out errors in the Reference Asset or the Underlying Index to third parties including but not limited to investors and/or financial intermediaries of the Notes. Neither publication of the Reference Asset or the Underlying Index by the Index Sponsor nor the use of the Reference Asset or the Reference Asset trade marks for the purpose of use in connection with the Notes constitutes a recommendation by the Index Sponsor to invest capital in the Notes nor does it in any way represent an assurance or opinion of the Index Sponsor with regard to any investment in the Securities.
The name “Solactive” is a registered trademark of the Index Sponsor. The Index Sponsor is registered with and regulated by the German Federal Financial Supervisory Authority.

PS-13	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Royal Bank of Canada
HISTORICAL INFORMATION
Historical Information for the Reference Asset
The graph below illustrates the performance of the Reference Asset for the period from January 1, 2014 through March 27, 2024.
The Reference Asset was launched on November 16, 2023. Accordingly, all information in this document about the performance of the Reference Asset prior to its launch date is based on hypothetical back-tested information, utilizing the same methodology as is currently in place for the Reference Asset.
The hypothetical performance of the Reference Asset is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for all financial risk that may affect the actual performance of the Reference Asset in the future. The future performance of the Reference Asset may vary significantly from the hypothetical performance illustrated in the graph below.
As of March 27, 2024, the closing level of the Reference Asset was 22,918.28. The red line in the graph below represents the Coupon Barrier and Trigger Level of 16,042.80, which is equal to 70% of the closing level of the Reference Asset on that date (rounded to two decimal places).
We obtained the information regarding the historical and hypothetical performance of the Reference Asset in the graph below from Bloomberg Financial Markets, without independent verification.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS-14	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Royal Bank of Canada
Performance Comparison of the Underlying Index and the Reference Asset
The graph below compares the daily performance of the Underlying Index and the Reference Asset for the period from January 1, 2014 through March 27, 2024. For comparison purposes, each index has been normalized to have a closing level of 100.00 on the first day of the period specified above.
We obtained the information used to determine the normalized closing levels of each index from Bloomberg Financial Markets, without independent verification.
The graph above demonstrates that the Reference Asset underperforms the Underlying Index in all cases during the period referenced above due to the Adjustment Factor. For a discussion of the impact of the Adjustment Factor on the performance of the Reference Asset, as well as the impact of compounding on the Reference Asset's performance during the term of the Notes, see "Risk Factors — Risks Related to the Reference Asset — Any Potential Benefit From the Gross Total Return Feature of the Underlying Index Will Be Reduced by the Adjustment Factor Applied to the Reference Asset" and "— Dividends and Distributions of the Underlying Index Constituents May Vary When Compared to Historical Levels" above.

PS-15	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Royal Bank of Canada
SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the Internal Revenue Service (the “IRS”) has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes (for example, upon the Reference Asset rebalancing) and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PS-16	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Royal Bank of Canada
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on April 2, 2024, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “[T+3]”). See “Plan of Distribution” in the prospectus dated December 20, 2023. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated December 20, 2023.
We will deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
We or one of our affiliates may also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering, and may pay a referral fee to a broker-dealer that is not affiliated with us in the amount set forth on the cover page.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the referral fee or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of the referral fee and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

PS-17	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Royal Bank of Canada
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate, rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the referral fee and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

PS-18	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Royal Bank of Canada
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated December 20, 2023, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated December 20, 2023.

PS-19	RBC Capital Markets, LLC